Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion and incorporation by reference in the Registration Statement on Form S-1 of CHF Solutions, Inc. of our report dated March 22, 2018, relating to the consolidated financial statements of CHF Solutions, Inc., which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Annual Report on Form 10-K for the year ended December 31, 2017.

We also consent to the reference to us under the caption “Experts” on Form S-1, which is a part of this Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP
Minneapolis, Minnesota

December 31, 2018